CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement Post Effective Amendment No. 1 to Form S-8 being filed by Omni Reliant Holdings, Inc. and subsidiaries of our report dated October 5, 2009, with respect to the Consolidated Financial Statements of OmniReliant Holdings, Inc. for the years ended June 30, 2009 and 2008, which report appears in the June 30, 2009 annual report on Form 10K of Omni Reliant Holdings, Inc..  We also consent to the related reference to our firm under the caption "Experts” in this Registration Statement.

/S/ KBL, LLP

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Tampa. Florida
April 7, 2009